Exhibit 99.1

DONEGAL
GROUP INC.
1195 River Road
P.O. Box 302
Marietta, PA 17547-0302
(717) 426-1931
www.donegalgroup.com
October 24,2013
Sent By Federal Express
Gregory M. Shepard
7028 Portmarnock Place
Bradenton, FL 34202
Dear Mr. Shepard,
At a meeting of the Donegal Group Inc. Board of Directors (the “DGI Board”)
held on October 17,2013, the DGI Board considered the proposal contained in your letter dated October 7,2013 to the DGI Board and the Donegal Mutual Insurance
Company Board of Directors. In considering your proposal, the DGI Board relied upon and unanimously accepted the determination of the DGI Board’s Special Committee that your proposal was illusory because, among other reasons, you have failed to obtain all of the regulatory approvals necessary for you to purchase any additional shares of
DGI common stock. Accordingly, the DGI Board has determined to reject your proposal.
Sincerely,
Donald H. Nikolaus
President